   As filed with the Securities and Exchange Commission on September 30, 2002
                                                       File No.  333 -__________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                      CORNERSTONE REALTY INCOME TRUST, INC.
             (Exact name of registrant as specified in its charter)

             Virginia                                54-1589139
     (State of Incorporation)           (I.R.S. Employer Identification No.)

                              306 East Main Street
                            Richmond, Virginia 23219
                                 (804) 643-1761
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Glade M. Knight
                      Cornerstone Realty Income Trust, Inc.
                              306 East Main Street
                            Richmond, Virginia 23219
                                 (804) 643-1761

  (Address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                Leslie A. Grandis
                                McGuireWoods LLP
                                One James Center
                              901 East Cary Street
                            Richmond, Virginia 23219
                                 (804) 775-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
 Title of each class of    Amount to be     Proposed maximum offering    Proposed maximum aggregate        Amount of
       securities           Registered           price per unit                offering price           Registration Fee
---------------------------------------------------------------------------------------------------------------------------
     Common Shares          2,694,270               $ 9.10(1)                  $24,517,857.00              $2,255.64
===========================================================================================================================

(1) Calculated pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices reported on the New York Stock Exchange on September 27, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 Subject to Completion. Dated September 30, 2002

                      CORNERSTONE REALTY INCOME TRUST, INC.

PROSPECTUS

                             2,694,270 COMMON SHARES

       We may issue the common shares covered by this prospectus to the selling securityholders to redeem their redeemable preferred units in Cornerstone NC Operating Limited Partnership, which is an operating partnership through which we own and operate several properties located in North Carolina. If the redeemable preferred units are redeemed, we may elect to issue common shares in connection with that redemption or to pay cash for the redeemed preferred units. This prospectus also relates to the offer and sale from time to time by the selling securityholders of up to 2,694,270 common shares.

       The registration of the common shares does not necessarily mean that the selling securityholders will redeem their preferred units or that, following issuance of common shares in redemption of the preferred units, any common shares will be offered or sold by the selling securityholders.

       The purchase price of any shares offered by the selling securityholders will be the market price of a common share at that time or at a negotiated price per common share. We will not receive any proceeds from the sale of any of the securities offered by the selling securityholders.

       We urge you to carefully review the section entitled "Risk Factors" beginning on page 3 of this prospectus for a discussion of potential risks that you should consider before you invest in the common shares being covered by this prospectus.

       Our common shares are listed on the New York Stock Exchange under the symbol "TCR." On September 27, 2002, the last reported sale price of our common shares was $9.05 per share.

       The selling securityholders and any agents or broker-dealers that participate with the selling securityholders in the distribution of common shares may be deemed to be "underwriters" under the Securities Act of 1933, as amended.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                       Prospectus dated ___________, 2002

[The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Cornerstone is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted]

                              AVAILABLE INFORMATION

       We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and information may be inspected and copied, at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 25049. Information may be obtained on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such reports, proxy statements and other information, when available, also may be accessed through the Internet site maintained by the SEC (http://www.sec.gov). In addition, our common shares, no par value, are listed on the New York Stock Exchange, and such material can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

       We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities registered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and in the exhibits and schedules thereto. For further information with respect to Cornerstone and our common shares, we urge you to carefully review the registration statement and the accompanying exhibits and schedules. The registration statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the SEC. Any statements we have made in this prospectus concerning a provision of any document are not necessarily complete, and, in each instance, we urge you to carefully review the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       We hereby incorporates by reference into this registration statement the following documents which have been filed with the SEC:

       (a) Cornerstone's Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

       (b) the following reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, which include all reports filed since the end of the fiscal year ended December 31, 2001, including:

           . Current Report on Form 8-K, filed January 16, 2002, reporting expected Funds From Operations (FFO) for the fourth quarter ended December 31, 2001.

           . Current Report on Form 8-K, filed February 12, 2002, relating to financial results for the year ended December 31, 2001 and containing financial statements for the year ended December 31, 2001.

           .    Quarterly Report on Form 10-Q for the period ended March 31,
                2002.

           .    Quarterly Report on Form 10-Q for the period ended June 30,
                2002.

       (c) all documents subsequently filed by Cornerstone pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the respective dates of filing of such documents.

       We will furnish without charge upon written or oral request to each person to whom a copy of this prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be made to: Cornerstone Realty Income Trust, Inc., Investor Relations, 306 East Main Street, Richmond, Virginia 23219. Our telephone number is (804) 643-1761.

                                   THE COMPANY

       Cornerstone is a self-administered and self-managed real estate investment trust that began operations in 1993. At June 30, 2002, we owned or had an ownership interest in 80 multifamily communities with 20,832 apartment units. The properties are located in 18 markets in North Carolina, Texas, Virginia, Georgia and South Carolina.

       Cornerstone was formed in Virginia in 1992 and Cornerstone's executive offices are located at 306 East Main Street, Richmond, Virginia 23219, and our telephone number is (804) 643-1761.

                                  RISK FACTORS

       Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all other information included in this prospectus, before you decide to purchase our securities.

       Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

The availability of attractive investment opportunities may fluctuate as we face competition from other companies with similar objectives.

       There can be no assurance that we will be successful in competing for attractive property acquisitions, since many other persons, including persons with resources greater than ours, such as other real estate investment trusts, other institutional investors, and private individuals, are also seeking to acquire the same types of properties. There can be no assurance we will have access to suitable equity or debt financing necessary for our planned operations and growth.

We are dependent on our executive officers.

       While we believe that we could replace them if necessary, the loss of their services could have an adverse effect on us. Furthermore, Glade M. Knight, our Chairman and Chief Executive Officer, is involved in other ventures that compete for his time.

The timing and amounts of distributions to shareholders are within the discretion of our board of directors.

       Future distributions will depend on our results of operations, cash flow from operations, economic conditions and other factors, such as working capital, cash requirements to fund investing and financing activities, capital expenditure requirements, including improvements to and expansions of properties and the acquisition of additional properties, as well as the distribution requirements under federal income tax provisions for qualification as a REIT. Our distributions to shareholders also may be limited by the agreements pertaining to our unsecured lines of credit.

The limitations on common share ownership in our bylaws, the staggered terms for the board of directors, and the provisions governing "Affiliated Transactions" in the Virginia Stock Corporation Act may each have the effect of deterring the acquisition of, or a change of control in, Cornerstone.

We may, under various federal, state and local environmental laws, be liable or may incur unexpected costs if any hazardous or toxic substances are discovered on, under or in our properties.

       We are not aware, however, of any material adverse environmental conditions, liabilities or compliance concerns affecting any of our apartment communities.

The market price of the common shares will largely depend on factors beyond our control, including interest rates, conditions in the financial and stock markets the general state of the economy, and perceptions about future economic, political and other developments.

We are subject to risks presented by our apartment community acquisition strategy and general economic and real estate market trends that may affect our ability to make distributions to shareholders.

       We intend to continue our existing acquisition policies and strategy of acquiring and repositioning apartment communities. Risks associated with these strategies and policies, including risks associated with general national and local economic and market trends, may adversely affect our ability to achieve anticipated yields and could prevent us from making expected distributions to shareholders. These risks may be enhanced by the regional concentration of our assets in a few housing markets, including Texas, North Carolina, Virginia, Georgia and South Carolina. These risks include:

       .   delays in finding suitable properties to acquire;

       . acquisition opportunities may be abandoned, requiring us to write off significant related costs;

       . renovation costs may exceed original estimates due to hidden defects, unexpected cost increases or otherwise;

       . inability to increase rents to offset increased renovation or other costs;

       . occupancy and lease-up rates and rents at newly acquired communities may fluctuate depending on various factors and may not be sufficient to make the community profitable;

       . an inability to charge rents in repositioned communities that are sufficient to offset increased costs;

       . the perceptions by prospective residents of the safety, convenience and attractiveness of the community;

       .   the availability of adequate management, maintenance and insurance;

       .   increased operating costs, including real estate taxes and utilities;

       .   increases in unemployment and a decline in household formation;

       . governmental limitations on our ability to increase rent to offset increased operating expenses due to inflation and other factors;

       . risks of acquiring and operating properties in markets unfamiliar to us should competitive, economic or strategic considerations lead us to seek to acquire properties outside of our current markets; and

       .   increases in competition in the residential housing market.

Real estate financing risks

       . We have no limit on increasing our level of indebtedness. Our articles of incorporation and bylaws do not limit the amount of indebtedness we may incur. Thus, we may incur any level of indebtedness without shareholder approval. Further, any indebtedness we incur may be secured or unsecured, at our discretion.

       . We may need to refinance our debt, which may not be available on favorable terms, if at all. We regularly borrow money to finance acquisitions and operations. Amounts are payable under these loans from time to time. We may not have sufficient cash to make the required loan payments as they come due. Because we anticipate that only a small portion of the principal of our indebtedness will be repaid prior to maturity, we expect that we may need to refinance debt Accordingly, there is a risk that existing indebtedness may not be able to be refinanced or that the terms of any refinancing may not be as favorable as the terms of the existing indebtedness.

       . The interest rates on our variable rate debt may increase, which would result in a reduction of funds available to make distributions to shareholders. Historically, we have incurred, and we expect that will continue to incur in the future, variable rate indebtedness under credit facilities to finance the acquisition of apartment communities or for other purposes.

There is no assurance that we will be able to raise additional equity on terms favorable to us, if at all, should equity funding be sought.

       For a variety of reasons, including unfavorable interest rates or a comparatively high level of debt, we may seek from time to time to finance our operations with additional equity through the issuance of additional common shares or other series of preferred shares. Our ability to "access the equity market" will depend upon many factors, some of which are beyond our control. These factors include the general health of the economy and the stock markets, the perceived value of real estate investments and investment in shares of real estate investment trusts, competition from other real estate investment trusts and other businesses, which may be deemed more attractive by prospective investors, for equity funds, and the perceived future prospects for Cornerstone. During certain periods of time, it may be difficult, if not impossible, to obtain additional equity financing, and there is no assurance that Cornerstone would, in that situation, have suitable financing alternatives, such as loans on favorable terms.

                        DESCRIPTION OF OUR CAPITAL STOCK

Common Shares

       We have 100,000,000 authorized common shares, no par value, of which 48,004,310 were issued and outstanding as of June 30, 2002. Each common share is fully paid and nonassessable upon payment therefor and issuance. The common shares trade under the symbol "TCR" on the New York Stock Exchange.

       Distribution Rights. The holders of common shares are entitled to receive such distributions as are declared by our board of directors.

       Voting Rights. Except as described below under "Series A Convertible Preferred Shares--Voting Rights," common shares will have the sole voting power to elect directors. Each common share is entitled to one vote on all matters submitted to a vote of common shareholders, including the election of directors. There is no cumulative voting. Currently, the board of directors is divided into three classes. The terms of the directors are staggered so that each year the terms of all directors in one class will expire.

       Liquidation Rights. Upon any dissolution, liquidation or winding up of Cornerstone, the holders of common shares are entitled to receive pro rata all of Cornerstone's assets and funds remaining after payment of, or provision for, creditors and after provision for any preferred shares which are superior to the common shares.

       Preemptive Rights. Holders of common shares have no preemptive right to purchase or subscribe for any shares of our capital stock.

     Restrictions on Ownership and Mandatory Repurchase of Excess Shares. In order that we may meet certain requirements under the Internal Revenue Code applicable to real estate investment trusts, our bylaws prohibit any person from acquiring or holding, directly or indirectly, ownership of a number of common shares in excess of 9.8% of all the outstanding common shares. Common shares owned by a person in excess of such amounts are referred to in the bylaws as "excess shares." For this purpose the term "ownership" is defined in accordance with certain ownership rules of the Internal Revenue Code. Accordingly, common shares owned or deemed to be owned by a person who individually owns less than 9.8% of the common shares outstanding nevertheless may be excess shares.

     Holders of excess shares are not entitled to voting rights, dividends or distributions with respect to the excess shares. If, after the purported transfer or other event resulting in an exchange of common shares for excess shares and before discovery by Cornerstone of such exchange, dividends or distributions are paid with respect to common shares that were exchanged for excess shares, then such dividends or distributions are to be repaid to Cornerstone upon demand.

     The bylaws also provide that in the event any person acquires excess shares, such excess shares may be redeemed by us at the discretion of the board of directors. Except as set forth below, the redemption price for redeemed excess shares will be the lesser of

     . the price paid for the excess shares (or if no notice of such purchase price is given, at a price to be determined by the board of directors, in its sole discretion, but no lower than the lowest market price for the common shares during the year prior to the date Cornerstone exercises its purchase option) and

     . the fair market value of such excess shares, which will be the fair market value of the common shares as determined in good faith by the board of directors or, if the common shares are listed on a national securities exchange, the closing price (average of closing bid and asked prices if the common shares are quoted on the NASDAQ National Market System) on the last business day prior to the redemption date.

To redeem excess shares, the board of directors must give a notice of redemption to the holder of the excess shares not less than one week prior to the date fixed by the board of directors for redemption. The holder may sell such excess shares before the date fixed for redemption. If he does not, the redemption price for such excess shares will be paid on the redemption date fixed by the board of directors and included in such notice.

     Under the bylaws, any acquisition of Cornerstone common shares that would result in the our disqualification as a REIT under the Internal Revenue Code is void to the fullest extent permitted by law, and the board of directors is authorized to refuse to transfer common shares to a person if, as a result of the acquisition, that person would own excess shares.

     The ownership limitations described above may have the effect of precluding changes in control of Cornerstone, or preventing a transaction in which some or all common shareholders might receive a premium for sale of a large or control block of common shares.

     Transfer Agent and Registrar. The transfer agent and registrar for the common shares is Wachovia Corporation, Charlotte, North Carolina.

Series A Convertible Preferred Shares

     We have 25,000,000 authorized Series A Convertible Preferred Shares, no par value, of which 127,366 were issued and outstanding as of June 30, 2002. Each Series A Convertible Preferred Share is fully paid and non-assessable upon payment therefor and issuance. The Series A Convertible Preferred Shares trade under the symbol "TCRPR" on the New York Stock Exchange.

     Designation, Number and Rank. The Series A Convertible Preferred Shares, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of Cornerstone, rank:

     . senior to all common shares and to all equity securities ranking junior to the Series A Convertible Preferred Shares;

     . on parity with all equity securities issued by Cornerstone the terms of which specifically provide that such equity securities rank on a parity with the Series A Convertible Preferred Shares; and

     .    junior to all other equity securities issued by the Cornerstone.

We retain the power and authority to issue preferred shares which rank senior to or on parity with the Series A Convertible Preferred Shares as to distributions or as to rights in liquidation, but only if, at the time of and, after giving effect to the issuance of such shares that the sum of:

     . the aggregate liquidation preferences of all preferred shares which rank senior to the Series A Convertible Preferred Shares; and

     . the aggregate liquidation preference of the Series A Convertible Preferred Shares does not exceed 20% of Cornerstone's total assets, as disclosed on our balance sheet most recently filed with the SEC.

     Distributions. Holders of outstanding Series A Convertible Preferred Shares are entitled to receive, if, when and as declared by our board of directors, quarterly cash distributions at an annual rate per share of $2.375. Dividends will be cumulative and will accrue from and after the date of issue thereof, whether or not such distributions are declared or there are funds legally available for payment of such distributions for any given distribution period.

     When distributions for the Series A Convertible Preferred Shares and any other preferred shares ranking on parity with the Series A Convertible Preferred Shares are not paid in full (or a sum sufficient for such full payment is not so set apart), distributions will be declared pro rata so that the amount of distributions declared per share will in all cases bear to each other the same ratio that accrued distributions per share on the Series A Convertible Preferred Shares and other preferred shares bear to each other.

     Unless full cumulative distributions on all outstanding Series A Convertible Preferred Shares and all preferred shares on parity with such shares have been paid and all mandatory sinking fund payments required pursuant to the terms of any outstanding preferred shares ranking senior to or on parity with the Series A Convertible Preferred Shares as to rights in liquidation shall have been paid, then:

     . no distribution (other than distributions payable solely in shares ranking junior to the Series A Convertible Preferred Shares) will be declared or paid upon or any sum set apart for the payment of distributions upon, any shares ranking junior to the Series A Convertible Preferred Shares as to distributions;

     . no other distribution will be made with respect to any shares of Cornerstone ranking junior to the Series A Convertible Preferred Shares as to rights in liquidation;

     . no shares of Cornerstone ranking junior to the Series A Convertible Preferred Shares as to distributions or rights in liquidation will be purchased, redeemed or otherwise acquired for value by Cornerstone or by any subsidiary of Cornerstone; and

     . no monies will be paid into, set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value by Cornerstone or any of our subsidiaries of any shares of Cornerstone ranking junior to the Series A Convertible Preferred Shares as to distributions or rights in liquidation.

     Dividends accrued but unpaid will bear no interest, and holders of Series A Convertible Preferred Shares will not be entitled to distributions in excess of the full cumulative distributions to which they are entitled.

     No distributions on the Series A Convertible Preferred Shares will be declared or funds set apart for the payment thereof it at that time we are party to any agreement related to its indebtedness which prohibits that declaration, payment or setting apart for payment or that action would constitute a default under that agreement or if that declaration is restricted or prohibited by law.

     Voting Rights. Except as described below or to the extent provided by law, holders of Series A Convertible Preferred Shares are not entitled to:

     . vote at any meeting of shareholders for election of directors or for any other purpose; or

     . receive notice of, or otherwise participate, in any meeting of shareholders at which they are not entitled to vote.

     Whenever distributions due to the holders of Series A Convertible Preferred Shares or to any class or series of preferred shares which ranks on parity therewith as to distributions are six or more quarters in arrears, then the board of directors will automatically be increased by two and at any annual meeting or properly called special meeting, holders of Series A Convertible Preferred Shares will have the right to nominate and elect these two additional directors. These two directors will continue to serve until all current distributions and all distributions in arrears have been paid in full or declared and set aside for payment. The right of the holders of Series A Convertible Preferred Shares to nominate and elect these two directors will cease when all current distributions and all distributions in arrears have been paid in full or declared and set aside for payment.

     The affirmative vote of a majority of the outstanding Series A Convertible Preferred Shares, voting as separate group, will be required:

     . whenever such a vote is required under the Virginia Stock Corporation Act; or

     . for the adoption of any amendment, alteration or repeal of any provision of the Series A Convertible Preferred Shares or of any provision of the articles of incorporation that adversely changes any preferences, limitations, privileges, voting power or relative rights of the Series A Convertible Preferred Shares or the holders thereof;

provided, however, that the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series A Convertible Preferred Shares is not such an adverse change.

     Redemption. Cornerstone may not redeem the Series A Convertible Preferred Shares for five years after the first issuance of those shares. At any time after the fifth anniversary of that issuance, we may, at our option, redeem all or any portion of the outstanding Series A Convertible Preferred Shares for an amount equal to, at our election:

     . the liquidation payment owed as described below plus accrued but unpaid distributions; or

     .    that number of common shares equal to:

          - the liquidation price described below plus accrued but unpaid distributions, divided by;

          -   the conversion price as described below.

Notice of any such redemption must be provided not less than 30 nor more than 60 days before the redemption date. If fewer than all of the Series A Convertible Preferred Shares outstanding are to be redeemed, the redemption will be pro rated among the holders of Series A Convertible Preferred Shares based upon the number of those shares registered in their names. We may not redeem any of the Series A Convertible Preferred Shares if the full cumulative distributions to holders of those shares have not been paid.

     We may also acquire shares of Series A Convertible Preferred Shares other than by redemption for consideration that is acceptable to the holders thereof, provided that if all past and current distributions on the Series A Convertible Preferred Shares have not been paid in full or declared and set aside for payment, we may not acquire any Series A Convertible Preferred Shares except in accordance with a purchase or exchange offer made on the same terms to all holders of outstanding Series A Convertible Preferred Shares.

     Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of Cornerstone's affairs, the holders of outstanding Series A Convertible Preferred Shares will be entitled to be paid $25 per share in cash, plus an amount equal to all unpaid distributions accrued thereon, after which payment, the holders of the Series A Convertible Preferred Shares will have no right or claim to Cornerstone's remaining. Neither the consolidation nor merger of Cornerstone any with or into any other entity, nor the sale, lease or other disposition of substantially all of the Cornerstone's properties and assets, will, without further corporate action, be deemed a liquidation, dissolution or winding up of Cornerstone's affairs.

     If our legally available funds for distribution to our shareholders are insufficient to pay the holders of the Series A Convertible Preferred Shares the full amounts to which they are entitled, those assets will be distributed ratably to the holders of Series A Convertible Preferred Shares and the holders of preferred shares, if any, ranking on a parity with the Series A Convertible Preferred Shares as to rights in liquidation in proportion to the full amount to which they are respectively entitled.

     We will give written notice of any liquidation, dissolution or winding up of Cornerstone not less than 30 nor more than 60 days before the payment date related thereof.

     Conversion. Each holder of outstanding Series A Convertible Preferred Shares will have the right, upon notice properly given us, to convert any or all shares held by that holder into that number of the common shares equal to $25 divided by the conversion price times the number of Series A Convertible Preferred Shares converted. The initial conversion price will be $15.80, subject to adjustment described below. Any holder of Series A Convertible Preferred Shares called for redemption may convert those shares at any time prior to the close of business on the last full business day prior to the redemption date. Common shares issued upon conversion will be rounded to the nearest thousandth of a share, and no cash will be paid in lieu of fractional shares.

     The issuance of common shares in exchange of Series A Convertible Preferred Shares will be done without charge for expenses or for any tax in respect of the issuance of those common shares, but we will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of common shares in any name other than that of the holder of record on our books of the Series A Convertible Preferred Shares converted.

     Holders of Series A Convertible Preferred Shares on any distribution record date will still be entitled to receive all previously accrued distributions payable on those shares notwithstanding the conversion of those shares after the applicable distribution record date.

     If we:

     . pay a distribution on our outstanding common shares in common shares or subdivide or otherwise split our outstanding common shares into a larger number of shares;

     .    combine our outstanding shares into a smaller number of shares; or

     . reclassifies our common shares, the conversion price will be adjusted so that the holder of any Series A Convertible Preferred Shares surrendered for conversion after the applicable record date will be entitled to receive the same aggregate number of common shares that the holder would have owned or have been entitled to receive after the happening of such event had the Series A Convertible Preferred Shares been converted immediately prior to that record date.

     If we issue rights, warrants or options to all holders of common shares entitling them to subscribe for or purchase common shares at a price which is less than the current market value of common shares, the conversion price will be adjusted to a price determined by multiplying:

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

     .    the current conversion price; and

     . a fraction, the numerator of which will be the sum of (w) the number of common shares outstanding and (x) the number of common shares which the aggregate purchase price of all such rights, warrants and options would purchase at the then current market value, and the denominator of which will be the sum of (y) the number of common shares outstanding and (z) the number of additional shares offered for subscription pursuant to those rights, warrants or options.

     Transfer Agent and Registrar. The transfer agent and registrar for the Series A Preferred Shares is Wachovia Corporation, Charlotte, North Carolina.



                    REDEMPTION OF REDEEMABLE PREFERRED UNITS

     Each limited partner of Cornerstone NC Operating Limited Partnership may, subject to certain limitations, require that the limited partnership redeem all or a portion of that partner's preferred units after the expiration of an agreed-upon lock-up period (generally one year) in exchange for an amount of cash equal to the market value of a common share of Cornerstone times the number of preferred units being tendered. However, Cornerstone, as general partner, may, in its sole discretion (but subject to some ownership limitations), acquire some or all of the preferred units being tendered in exchange for common shares instead of paying cash. The market value of the common shares for this purpose will be equal to the average of the daily closing prices for twenty consecutive trading days immediately before the date Cornerstone receives a notice of redemption.

     Cornerstone anticipates that it may elect to satisfy any redemption right exercised by a limited partner through the issuance of common shares, whereupon Cornerstone will acquire the preferred units being redeemed and will become the owner of the preferred units. Such an acquisition by Cornerstone will be treated as a sale of the preferred units to Cornerstone for Federal income tax purposes. See "Federal Income Tax Considerations - Tax Consequences of Redemption." Upon redemption, a limited partner's right to receive distributions with respect to the preferred units redeemed will cease. However, the limited partner will then have rights as a shareholder of Cornerstone from the time of the acquisition of common shares, including the payment of dividends.

     A limited partner must notify Cornerstone, as general partner of the limited partnership, of the partner's desire to require the limited partnership to redeem preferred units by sending a notice in the form attached as Exhibit C to the limited partnership agreement, a copy of which is available from Cornerstone. A limited partner must request the redemption of at least 25% of its preferred units, or if the limited partner has 500 preferred units or less, all of its preferred units. In the event that the delivery of common shares would be prohibited under the provisions of Cornerstone's charter to protect Cornerstone's qualification as a REIT, no redemption will be considered to have occurred.

     For a summary discussion of certain Federal income tax considerations relevant to the redemption of preferred units, see "Federal Income Tax Considerations - Tax Consequences of Redemption".

Comparison of Ownership of the Preferred Units and Common Shares

         The nature of any investment in common shares of Cornerstone is significantly different to an investment in the limited partnership. The information below highlights a number of the significant differences between the limited partnership and Cornerstone relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees and investor rights, and compares certain legal rights associated with the ownership of preferred units and common shares. These comparisons are intended to assist limited partners of the limited partnership in understanding how their investment will be changed if their preferred units are redeemed for common shares. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holder of preferred units should carefully review the balance of this prospectus and the registration statement, including exhibits thereto, of which this prospectus is a part for additional important information about Cornerstone.

         Form of Organization and Assets Owned. The limited partnership is organized as a North Carolina limited partnership. This limited partnership is only a small percentage of Cornerstone's overall operations.

         Cornerstone is a Virginia corporation. Cornerstone has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and intends to maintain its qualification as a REIT. Cornerstone's interest in the limited partnership, which gives Cornerstone an indirect investment in the properties and other assets owned by the limited partnership, represents only a small percentage of Cornerstone's assets.

         Length of Investment. The limited partnership has a stated termination date of December 31, 2100, although it may be terminated earlier under certain circumstances. Cornerstone has a perpetual term and intents to continue its operations for an indefinite time period.

         Purpose and Permitted Investments. The purpose of the limited partnership is to conduct the business of ownership, construction, development and operating of the real property owned by its limited liability companies, except that the limited partnership agreement requires the business of the limited partnership to be conducted in such a manner that will permit Cornerstone to be classified as a REIT for Federal income tax purposes. The limited partnership may, subject to the foregoing limitation, invest or enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity.

         Under its articles of incorporation, Cornerstone may engage in any lawful activity permitted under Virginia law. Cornerstone's articles of incorporation are much broader in scope and allow greater flexibility to Cornerstone than the specific purposes of the limited partnership.

         Additional Equity. The limited partnership is authorized to issue preferred units and other partnership interests to the partners or to other person for the consideration and on the terms and conditions as Cornerstone, in its sole discretion, may deem appropriate. In addition, Cornerstone may cause the limited partnership to issue to Cornerstone additional preferred units or other partnership interests in different series or classes that may be senior to the preferred units in conjunction with the offering of securities of Cornerstone having substantially similar rights, in which the proceeds thereof are contributed to the limited partnership. No limited partners has any preemptive, preferential or similar rights with respect to additional capital contributions to the limited partnership or the issuance or sale of any interests therein.

         The board of directors of Cornerstone may issue, in its discretion, additional equity securities consisting of common shares; provided, however, that the total number of shares issued does not exceed the authorized number of common shares set forth in Cornerstone's articles of incorporation.

         Borrowing Policies. Except during the first two years following September 30, 2001, which is known as the lockout period, Cornerstone as general partner has full power and authority to borrow money against or refinance the properties owned indirectly by limited partnership on behalf of the limited partnership. As general partner, subject to and after the lockout period, Cornerstone may seek loans and other indebtedness, subject to certain restrictions, from third parties.

         Cornerstone is not restricted under its governing documents from incurring borrowings.

         Other Investment Restrictions. Other than restrictions precluding investments by the limited partnership that would adversely affect the qualification of Cornerstone as a REIT, there are no restrictions in the limited partnership agreement on the limited partnership's authority to enter into specified transactions, including making investments, lending limited partnership funds, or reinvesting the limited partnership's cash flow and net sale or refinancing proceeds.

         Neither Cornerstone's articles of incorporation nor its bylaws impose any restrictions upon the types of investments made by Cornerstone except that under the articles of incorporation, the board of directors is prohibited from taking any action that would terminate Cornerstone's REIT status, unless a majority of the shareholders vote to terminate such REIT status.

         Management Control. All management powers over the business and affairs of the limited partnership are vested in the general partner of the limited partnership, and no limited partner of the limited partnership has any right to participate in or exercise control or management power over the business and affairs of the limited partnership. The general partner may not be removed by the limited partners for any reason.

         Cornerstone's board of directors has exclusive control over its business and affairs subject only the restriction in the articles of incorporation and the bylaws. The board of directors contains three classes of directors. At each annual meeting of the shareholders, the successors of the class of directors whose term expire at that meeting will be elected. The policies adopted by the board of directors may be altered or eliminated without advice of the shareholders. Accordingly, except for their vote in the election of directors, shareholders have no control over the ordinary business policy of Cornerstone.

         Fiduciary Duties. Under North Carolina law, the general partner of the limited partnership is accountable to the limited partnership as a fiduciary and, consequently, is required to exercise good faith in all of its dealings with respect to the limited partnership affairs. The general partner will have no liability to a limited partner as a result of any liabilities or damages incurred or suffered by, or benefits not derived by, a limited partner as a result of any action or inaction of the general partner so long as the general partner acted in good faith.

         Under Virginia law, a director discharges his duties as a director by acting in accordance with his good faith business judgement of the best interests of the corporation. Directors of Cornerstone who act in such a manner generally will not be liable to Cornerstone for monetary damages arising from their activities.

         Management Liability and Indemnification. The limited partnership agreement generally provides that neither the general partner nor its directors or officers will incur liability to the limited partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the general partner or the director or officer acted in good faith unless the error, mistake, act or omission constitutes gross negligence, fraud, willful misconduct, a knowing violation of law or a breach of the limited partnership agreement. The limited partnership agreement also provides that no officer, director or shareholder of the general partners will be liable to the limited partnership for monetary damages except for active and deliberate dishonesty or actual receipt of an improper benefit or profit in money, property or services.

         Cornerstone's articles of incorporation limit the liability of our directors and officers to the maximum extent permitted by Virginia law. The Virginia Stock Corporation Act permits the elimination of the liability of our directors and officers to us and our shareholders for monetary damages for negligent acts or omissions in their capacity as directors and officers. The act does not permit the elimination of limitation of liability for our directors and officers resulting from such person's willful misconduct or knowing violation of the criminal law of any federal or state securities law, including any claim or unlawful insider trading or manipulation of the market for any security.

         Virginia law permits and our articles of incorporation provide that Cornerstone shall indemnify any present or former director or officer against any expense or liability in an action brought against such person if:

         . the directors, excluding the indemnified party, determine in good faith that the director or officer was acting in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interest of Cornerstone or its shareholders; and

         . the liability was not the result of misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law.

We may not indemnify an individual for any liability imposed by judgment, and associated costs, including attorneys' fees, arising from or out of a violation of federal or state securities laws associated with the public offering of our common shares, unless:

         . there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

         . the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

         . a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

Virginia law does not permit indemnification in the following circumstances:

         . proceedings by and in the right of the corporation, in which the director is determined to be liable to the corporation; and

         . transactions from which a director received an improper personal benefit.

         Voting Rights. Under the limited partnership agreement, the limited partners generally do not have voting rights relating to the operation and management of the limited partnership. Limited partners do have the right to consent to certain matters in the limited partnership, including:

         . amending, modifying or terminating the limited partnership agreement other than to reflect the admission, substitution, termination or withdrawal of partners;

         . making of a general assignment for the benefit of creditors or appointing or acquiescing in the appointment of a custodian, receiver or trustee for all or part of the assets of the limited partnership;

         . instituting any proceeding for bankruptcy on behalf of the limited partnership; or

         . approving the acquiesce to the transfer of the general partner's interest or admitting into the limited partnership any additional or successor general partners.

         Holders of the common shares of Cornerstone have the right to vote on, among other things:

         . a merger or sale of all or substantially all of the assets of Cornerstone;

         .     amendments to the articles of incorporation;

         .     specified amendments to the bylaws; and

         .     the dissolution of Cornerstone.

Cornerstone is managed and controlled by a board of directors consisting of three classes having staggered terms of office. Each class is to be elected by the shareholders at annual meetings of Cornerstone. All common shares have one vote.

         Amendment of the limited partnership agreement or the articles of incorporation. Amendments to the limited partnership agreement may be proposed by the general partner or by those holding a majority of interest among the limited partners. Approval of an amendment requires the vote of the general partner and a majority of interest among the limited partners. Specified amendments may be approved solely by the general partner, including amendments that would:

         .     add to the obligations of the general partner;

         . reflect the admission, substitution or withdrawal of partners or the termination of the limited partnership;

         . reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect;

         .     satisfy any legal requirement; or

         .     any change necessary to maintain status as a REIT.

         Cornerstone's articles of incorporation may not be amended without the affirmative vote of at least a majority of common shares and preferred shares outstanding and entitled to vote thereon, each voting as a separate class.

         Votes Required to Dissolve the limited partnership or Cornerstone. Under North Carolina law, the limited partnership may be dissolved, other than in accordance with the terms of the limited partnership agreement, only upon the unanimous vote of the limited partners.

         Under Virginia law, Cornerstone may be dissolved by:

         . the affirmative vote of a majority of the entire board of directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at the annual or special meeting of shareholders; and

         . upon proper notice, shareholder approval by the affirmative vote of the holder of a majority of the total number of shares outstanding and entitled to vote thereon voting as a single class.

         Vote Required to Sell Assets or Merge. Under the limited partnership agreement, the limited partnership may not sell or refinance the real properties held by the wholly owned limited liability companies of the limited partnership during the lockout period. Following the expiration of the lockout period, the limited partnership may dispose of all or substantially all of the limited partnership's assets or merger or consolidate the limited partnership with the consent of the general partner and holders of a majority of the interest among the limited partners.

         Under the Virginia law, a corporation generally cannot sell substantially all of its assets or merge without the approval of the holders of two-thirds of the shares entitled to vote on the matter unless a lesser percentage is set forth in the corporation's charter. Cornerstone's articles of incorporation do not vary this vote requirement.

         Compensation, Fees and Distributions. The general partner does not receive any compensation for its services as general partner of the limited partnership. As a partner in the limited partnership, however, the general partner has the same right to allocations and distributions as other partners of the limited partnership. In addition, the limited partnership reimburses the general partner for substantially all expenses incurred relating to the ongoing operation of Cornerstone and any offering of partnership interests in the limited partnership or capital stock of Cornerstone.

         The directors and officers of Cornerstone receive compensation for their services.

         Liability of Investors. Under the limited partnership agreement and applicable North Carolina law, the liability of the limited partners for the limited partnership's debts and obligations is generally limited to the amount of their investment in the limited partnership.

         Under Virginia law, shareholders are not personally liable for the debts or obligations of Cornerstone.

         Nature of Investment. The preferred units constitute equity interests entitling each limited partner to a pro rata share of cash distributions made to the limited partners of the limited partnership. The limited partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

         The common shares constitute equity interests in Cornerstone. Cornerstone is entitled to receive its pro rata share of distributions made by the limited partnership with respect to the preferred units, and each shareholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the common shares. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the board of directors. In order to qualify as a REIT, Cornerstone must distribute 90% of its taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

         Potential Dilution of Rights. The general partner of the limited partnership is authorized to cause the limited partnership to issue additional limited partnership interests, subject to certain restrictions in the limited partnership agreement, to the limited partners or to other persons on terms established by the general partner.

         The board of directors of Cornerstone may issue, in its discretion, additional common shares and has the authority to issue from the authorized capital stock a variety of other equity securities of Cornerstone, with such powers, preferences and rights as the board of directors may designate at the time. The issuance of additional common shares or other similar equity securities may result in the dilution of the interests of the shareholders.

         Liquidity. The original limited partners generally may transfer all or a portion of their interests in the limited partnership without the consent of the general partner or any other limited partner. Limited partners who are not the original limited partners may transfer all or a portion of their interests only with Cornerstone's consent, subject to specified exceptions including transfers to family members. Any transferee must assume all of the obligations of the transferring limited partner under the partnership agreement with respect to the transferred partnership interest.

         Upon the effectiveness of the registration statement of which this prospectus is a part, the common shares to be issued by Cornerstone, upon issuance (except when issued to an investor who is an affiliate of Cornerstone or who otherwise may be deemed to be an underwriter), and the securities to be resold by the selling securityholders, upon resale, will be freely transferable as registered securities under the Securities Act.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

         The following summary of material United States federal income tax considerations that may be relevant to a holder of common shares is based on current law and is not intended as tax advice. The statements of law and legal conclusions set forth in this summary represents the opinion of McGuireWoods LLP, special tax counsel to Cornerstone. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. It does not discuss all of the aspects of United States federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances. Nor does it discuss United States federal income tax consequences to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the United States federal income tax laws.

         The statements in this discussion are based on:

         . current provisions of the Internal Revenue Code, which we refer to as the "Code";

         . existing, temporary and currently proposed Treasury Regulations under the Code;

         . the legislative history of the Code; existing administrative rulings and practices of the IRS; and

         .     judicial decisions.

         No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this prospectus with respect to transactions entered into or contemplated prior to the effective date of the changes.

         This discussion is not intended as a substitute for careful tax planning. Each prospective purchaser of common shares is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and disposition of common shares in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of the purchase, ownership, disposition and election, and of potential changes in applicable tax laws.

         We elected to be treated as a REIT for United States federal income tax purposes commencing with its taxable year ended December 31, 1993. Based on assumptions and representations summarized below, McGuireWoods LLP, our legal counsel, is of the opinion that beginning with our taxable year ended December 31, 1993:

         . we are organized in conformity with the requirements for qualification and taxation as a REIT under the Code; and

         . our proposed method of operations described in this prospectus will enable us to satisfy the requirements for qualification as a REIT.

         The rules governing REITs are highly technical and complex. They require ongoing compliance with a variety of tests that depend, among other things, on future operations and, in addition, an election under sections 856 through 860 of the Code. McGuireWoods LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, we cannot ensure we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. The following is a summary of the material United States federal income tax considerations affecting us as a REIT and our shareholders:

REIT Qualification

         In order to maintain our REIT qualification, we must meet the following criteria:

         . we must be organized as an entity that would, if we did not maintain our REIT status, be taxable as a regular corporation;

         .     we must not be either a financial institution referred to in section 582(c)(2) of the Code or an insurance company to which subchapter L applies;

         .     we must be managed by one or more directors;

         .     our taxable year must be the calendar year;

         . our beneficial ownership must be evidenced by transferable shares;

         . our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months;

         . not more than 50% of the value of our shares of capital stock may be held, directly or indirectly, applying constructive ownership rules, by five or fewer individuals at any time during the last half of each our taxable years; and

         . we must satisfy the 95% and 75% income tests and the 75%, 25%, 10%, and 5% tests described below.


         In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities, and items of income of the operating partnership (including the operating partnership's share of the assets, liabilities, and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities, and items of income of the REIT for purposes of applying the requirements described herein.

         To protect against violations of these requirements, our bylaws provide restrictions on transfers of our common shares, as well as provisions that automatically convert shares of stock into nonvoting, non-dividend paying excess stock to the extent that the ownership otherwise might jeopardize our REIT status.

         To monitor our compliance with the share ownership requirements, we are required to and will maintain records disclosing the actual ownership of common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares. A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and other information.

         We expect to satisfy each of the requirements discussed above. We also expect to satisfy the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

         Sources of Gross Income. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT's income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT holds an interest as a partner, and that income will retain the character that it has in the hands of the partnership. The Code allows us to own and operate a number of our properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of the REIT.

         75% Gross Income Test. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate-related. The permitted categories of principal importance to us are:

         .     rents from real property;

         .     interest on loans secured by real property;

         . gain from the sale of real property or loans secured by real property, excluding gain from the sale of property held primarily for sale to customers in the ordinary course of a company's trade or business, referred to below as "dealer property";

         . income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property, referred to as "foreclosure property";

         . distributions on, or gain from the sale of, shares of other qualifying REITs;

         .     abatements and refunds of real property taxes; and

         .     "qualified temporary investment income" (described below).

         In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, and does not include foreclosure property and dealer property held by us for at least four years.

         We expect that substantially all of our gross operating income will be considered rent from real property. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. We do not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. We do not intend to lease property and receive rentals based on the tenant's net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property and we may have leases where rent is based on a percentage of gross income.

         Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of its 10% or greater owners) directly or indirectly through the constructive ownership rules contained in section 318 of the Code, own a 10% or greater interest. A third exclusion covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant. Further, if the value of the non-customary service income with respect to a property (valued at no less than 150% of our direct cost of performing the services) is 1% or less of the total income derived from the property, then all rental income from that property except the non-customary service income will qualify as rents from real property.

         A REIT may jointly elect with a corporation, in which the REIT directly or indirectly owns stock, to cause the corporation to be treated as a taxable REIT subsidiary. Amounts received as rent from a taxable REIT subsidiary are not excluded from rents from real property by reason of the related party rule described above, if the activities of the taxable REIT subsidiary and the nature of the properties it leases meet certain requirements.

         Upon the ultimate sale of any of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

         95% Gross Income Test. In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest", under both the 75% and 95% tests, does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

         Failing the 75% or 95% Tests; Reasonable Cause. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources such as brokerage commissions or other fees for services rendered. We may receive this type income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and this income, together with other non-qualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate we will earn substantial amounts of non-qualifying income, if non-qualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may in the future establish subsidiaries in which we will hold less than 10% of the voting stock. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends from subsidiaries to us would be included in our gross income and qualify for the 95% income test.

         If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if:

         . we report the source and nature of each item of our gross income in our federal income tax return for that year;

         . the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax; and

         . the failure to meet the tests is due to reasonable cause and not to willful neglect.

         However, in that case we would be subject to a 100% tax based on: (i) the greater of (a) the amount by which we fail either the 75% income test for the year or (b) the amount by which 90% of our gross income exceeds the amount of gross income we derive from sources that count toward satisfying the 95% gross income test (ii) multiplied by a fraction intended to reflect our profitability.

         Character of Assets Owned. On the last day of each calendar quarter, we also must meet two tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items and government securities. For this purpose, real estate assets include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital.

         Second, although the balance of our assets generally may be invested without restriction, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets or (2) more than 10% of the outstanding voting securities of any single issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership. We expect to satisfy these asset tests.

         Annual Distributions to Shareholders. To maintain REIT status, we generally must distribute to our shareholders in each taxable year at least 90% of our net ordinary income. More precisely, we must distribute an amount equal to (1) 90% of the sum of (a) our REIT taxable income before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on the income, minus (2) limited categories of excess non-cash income (including, cancellation of indebtedness and original issue discount income).

         REIT taxable income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

         A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with dividends paid after the end of the taxable year if the dividends fall within one of the following categories:

         . Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid in the prior year for ourselves and our shareholders.

         . Dividends declared before the due date of our tax return for the taxable year (including extensions) also will be treated as paid in the prior year for ourselves if they are paid (1) within 12 months of the end of the taxable year and (2) no later than our next regular distribution payment.

         Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January, described above, will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed on a company for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of a company's "ordinary income" plus (b) 95% of a company's capital gain net income plus (c) any undistributed income from prior periods.

         Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January described above will be taxable to our shareholders in the year paid, even though we may be able to take them into account for a prior year. We will incur a nondeductible excise tax equal to 4% will for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of our "ordinary income" plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

     We will be taxed at regular corporate rates to the extent we retain any portion of our taxable income. It is possible that we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or because of timing differences between tax reporting and cash receipts and disbursements. Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event this occurs, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends and meet the 90% distribution requirement.

     If we fail to meet the 90% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to retroactively cure the failure by paying a deficiency dividend, as well as applicable interest and penalties, within a specified period.

Taxation as a REIT

     As a REIT, we generally will not be subject to federal corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the double taxation imposed on investments in most corporations. We generally will be taxed only on the portion of our taxable income which we retain, including any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent a class is entitled to a preference. We do not anticipate we will pay any preferential dividends.

     Even as a REIT, we will be subject to tax in the following circumstances:

     . any income or gain from foreclosure property will be taxed at the highest corporate rate;

     . a tax of 100% applies to any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than sales of foreclosure property;

     . if we fail to meet either the 75% or 95% source of income tests, a 100% tax would be imposed equal to the amount obtained by multiplying
          (1) the greater of the amount, if any, by which we failed either the 75% income test or the 95% income test, times (2) the ratio of our REIT taxable income to our gross income (excluding capital gain and other items);

     . items of tax preference, excluding items specifically allocable to our shareholders, will be subject to the alternative minimum tax;

     . if we fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed; and

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

     . under regulations that are not promulgated yet, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets we acquire in tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire the assets.

Failure to Qualify as a REIT

     If we fail to qualify as a REIT and are not successful in seeking relief, we will be taxed at regular corporate rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and we would no longer be required to make distributions. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because our shareholders would continue to be taxed on any distributions they receive, the net after tax yield to our shareholders likely would be substantially reduced.

     As a result, our failure to qualify as a REIT during any taxable year could have a material adverse effect upon us and our shareholders. If we lose our REIT status, unless we are able to obtain relief, we will not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated.

Taxation of United States Shareholders

     In general, distributions will be taxable to shareholders as ordinary income to the extent of our earnings and profits. Specifically, dividends and distributions will be treated as follows:

     . Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

     . Distributions paid to shareholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a shareholder who is subject to the passive activity rules.

     . Distributions we designate as capital gains dividends generally will be taxed as long term capital gains to shareholders to the extent that the distributions do not exceed our actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any capital gains dividends as ordinary income.

     . If we elect to retain and pay income tax on any net long-term capital gain, our shareholders would include in their income as long-term capital gain their proportionate share of net long-term capital gain. Our shareholders would receive a credit for the shareholder's proportionate share of the tax paid by us on retained capital gains and an increase in basis in their shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax we paid.

     . Any distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

     . Shareholders are not permitted to deduct our losses or loss carry-forwards.

     We may generate cash in excess of our net earnings. If we distribute cash to our shareholders in excess of our current and accumulated earnings and profits, other than as a capital gain dividend, the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.

     Distributions and gain from the disposition of common stock will not be treated as passive activity income and, therefore, United States shareholders will not be able to apply any passive losses against such income. Dividends from the REIT, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of common stock or capital gain dividends generally will be excluded from investment income unless the United States shareholder elects to have such gain taxed at ordinary income rates.

     Generally, gain or loss realized by a shareholder upon the sale of common shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

     In any year in which we fail to qualify as a REIT, our shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of our tax preference items.

Backup Withholding

     We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under current law, if a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax of 30% for taxable years 2002 and 2003, 29% for taxable years 2004 and 2005, and 28% for taxable years 2006 and thereafter. These rules may apply in the following circumstances:

     . when a shareholder fails to supply a correct taxpayer identification number;

     . when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number; or

     . in the case of corporations or others within exempt categories, when they fail to demonstrate that fact when required.

     A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's United States federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

     Prospective investors should consult their own tax advisors concerning the adoption of the final withholding and information reporting regulations effective January 1, 2001, and their potential effect on their ownership of common shares.

Taxation of Tax Exempt Entities

     In general, a tax exempt entity that is a shareholder will not be subject to tax on distributions with respect to our shares or gain realized on the sale of our shares. In Revenue Ruling 66-106, the IRS confirmed that a REIT's distributions to a tax exempt employees' pension trust did not constitute unrelated business taxable income, which we refer to as "UBTI". A tax exempt entity may be subject to UBTI, however, to the extent that it has financed the acquisition of its shares with acquisition indebtedness within the meaning of the Code. The Revenue Reconciliation Act of 1993 has modified the rules for tax exempt employees' pension and profit sharing trusts which qualify under section 401(a) of the Code and are exempt from tax under section 501(a) of the Code for tax years beginning after December 31, 1993. In determining the number of shareholders a REIT has for purposes of the "50% test" described above, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their actuarial interests in the trust and will not be treated as held by the trust.

     A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income, less direct expenses related thereto, derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is predominantly held by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from United States federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment our securities will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment our securities. These prospective investors should consult their own tax advisors concerning the set aside and reserve requirements.

Taxation of Foreign Investors

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

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in common shares, including any withholding and reporting requirements, as well as the tax treatment of an investment under the laws of their home country.

Taxation of Operating Partnership

     In general, partnerships are "pass-through" entities which are not subject to United States federal income taxation. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The REIT includes in its income its proportionate share of the foregoing operating partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the REIT includes its proportionate share of assets held by the operating partnership.

     Pursuant to section 704(c) of the Code, a partnership must allocate income, gain, loss and deduction attributable to appreciated or depreciated property (such as the REIT properties) that is contributed to a partnership in exchange for an interest in the partnership in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss, respectively, associated with the property at the time of the contribution. The amount of this unrealized gain or unrealized loss is generally the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was formed by way of contributions of appreciated property. Consequently, the operating partnership agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code.

     In general, the partners who have contributed partnership interests in the properties to the operating partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of the contributed assets that have a book to tax difference, all taxable income attributable to such difference generally will be allocated to the contributing partners, and the REIT generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will usually eliminate the book to tax difference over the life of the operating partnership. However, the special allocation rules of section 704(c) of the Code do not always entirely eliminate the book to tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnership will cause the REIT to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause the REIT to recognize taxable income in excess of cash proceeds, which might adversely affect the REIT's ability to comply with the REIT distribution requirements.

     Treasury regulations under section 704(c) of the Code provide that partnerships with several methods of accounting for book to tax differences, including the "traditional method" that may leave some of them unaccounted for, or the election of certain methods which would permit any distortions caused by a book to tax difference at this time to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The operating partnership and the REIT have determined to use the "traditional method" for accounting for book to tax differences with respect to the properties contributed to the operating partnership. As a result, distributions to shareholders will be comprised of a greater portion of taxable income rather than a return of capital. The operating partnership and the REIT have not determined which of the alternative methods of account will be elected with respect to properties contributed to the partnership in the future.

     With respect to any property purchased by the operating partnership, it will initially have a tax basis equal to its fair market value and section 704(c) will not apply.

         The REIT's adjusted tax basis in its interest in the operating partnership generally:

     . will be equal to the amount of cash and the basis of any other property contributed to the operating partnership by the REIT;

     . increased by its allocable share of the operating partnership's income and its allocable share of its indebtedness of the operating partnership; and

     . reduced, but not below zero, by the REIT's allocable share of losses suffered by the operating partnership, the amount of cash distributed to the REIT, and constructive distributions resulting from a reduction in the REIT's share of indebtedness of the operating partnership.

     If the allocation of the REIT's distributive share of the operating partnership's losses exceeds the adjusted tax basis of the REIT's partnership interest, the recognition of this excess loss will be deferred until the time and to the extent that the REIT has an adjusted tax basis in its partnership interest. To the extent that the operating partnership's distributions, or any decrease in the REIT's share of the indebtedness of the operating partnership (these decreases being considered a cash distribution to the partners) exceed the REIT's adjusted tax basis, these excess distributions (including these constructive distributions) constitute taxable income to the REIT. It will normally be characterized as a long term capital gain if the REIT's interest in the operating partnership has been held for longer than one year, subject to reduced tax rates. Under current law, capital gains of a corporation are taxed at the same rate as the ordinary income of a corporation, generally.

     The REIT's share of gain realized by the operating partnership on the sale of any property held by the operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of the operating partnership's trade or business will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. This prohibited transaction income also may have an adverse effect on the REIT's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for resale to customers in the ordinary course of the operating partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The operating partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the properties and to make occasional sales of them, including peripheral land, consistent with the operating partnership's investment objectives.

Tax Consequences of Redemption

         The following summarizes certain United States federal income tax considerations that may be relevant to a limited partner who exercises the right to require the redemption of units.

         If a limited partner exercises the right to require the redemption of units and the REIT elects to acquire the units in exchange for common shares and/or cash, the acquisition will be treated as a sale of units for federal income tax purposes. The sale will be fully taxable to the limited partner. The selling limited partner generally will be treated as realizing for tax purposes an amount equal to the sum of either the cash or the fair market value of the stock received and the amount of any operating partnership liabilities allocable to the redeemed units at the time of the redemption.

         If the REIT elects not to acquire the units and instead the operating partnership redeems the limited partner's units for cash, the tax consequences would be as described in the previous paragraph. However, if the operating partnership redeems less than all of a limited partner's units, the limited partner would not recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash plus the amount of any operating partnership liabilities allocable to the redeemed units exceeded the limited partner's adjusted basis in all of such limited partner's units immediately before the redemption.

         The method used by the operating partnership to allocate its liabilities to its partners will likely result in varying amounts of such liabilities being allocated to different partners. Under this method based on the Treasury Regulations, it is possible that partners who hold an identical amount of units are allocated different amounts of liabilities of the operating partnership for federal income tax purposes.

         If a unit is redeemed or a limited partner otherwise disposes of a unit, the determination of the gain or loss from the redemption or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in that unit. Upon the sale of a unit, the amount realized will be the sum of the cash or fair market value of common shares or other property received plus the reduction in the amount of any operating partnership liabilities allocable to the unit holder. To the extent that the amount of cash or property received plus the reduction in the allocable share of any operating partnership liabilities exceeds the limited partner's basis in his or her interest, such limited partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash or the value of the stock received upon such disposition.

         Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent that the amount realized upon the sale or other disposition of a unit attributable to a limited partner's share of unrealized receivables of the operating partnership (as defined in section 751 of the Code) exceeds the basis attributable to those assets, however, this excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in operating partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the operating partnership had sold its assets at their fair market value at the time of the transfer of a unit.

     In general, a limited partner who was deemed to have received its units upon liquidation of a partnership had an initial tax basis in the units equal to the partner's basis in the partnership interest at the time of the liquidation. Similarly, in general, a limited partner who contributed a partnership interest in exchange for its units had an initial basis in the units equal to its basis in the contributed partnership interest. A limited partner's initial basis in its units generally is increased by:

     . the partner's share of operating partnership taxable and tax-exempt income; and

     . increases in the partner's share of the liabilities of the operating partnership including any increase in the partner's share of liabilities occurring in connection with the transaction in which the partner received units.

     The partner's basis in its units is decreased, but not below zero, by:

     .    the partner's share of operating partnership distributions;

     . decreases in the partner's share of liabilities of the operating partnership, including any decrease in the share of liabilities of the operating partnership occurring in connection with the transaction in which the partner received units;

     .    the partner's share of losses of the operating partnership; and

     . the partner's share of non-deductible expenditures of the operating partnership that are not chargeable to capital account.

     There is a risk that a redemption of the units, which were issued in a transaction where a limited partner received units, may cause the original transfer of property to the operating partnership in exchange for units to be treated as a "disguised sale" of property. Section 707 of the Code and regulations thereunder generally provide that a partner's contribution of property to a partnership and the partnership's simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) to the partner, which would not have been made but for the transfer of property, will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership, unless one of the prescribed exceptions is applicable. Further the disguised sale rules generally provide that, if a partner's transfer of property to the partnership is within two years of the partnership's transfer of money or other consideration to a partner, the transfers are presumed to be a sale of the property unless the facts and the circumstances clearly establish that the transfers do not constitute a sale. These rules also provide that if the transfers are made more than two years apart, the transfers are presumed not to be a sale unless the facts and circumstances clearly establish that the transfers do constitute a sale.

     Accordingly, if a unit is redeemed, the IRS could contend that the disguised sale rules apply because the limited partner will receive consideration subsequent to the partner's previous contribution of property to the operating partnership. In that event, the IRS could contend that any of the transactions where limited partners received units that may be redeemed for common shares that may in turn be sold are taxable as a disguised sale under those rules. Any gain

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

recognized as a result of the disguised sale treatment may be eligible for installment reporting under section 453 of the Code, subject to certain limitations.

State and Local Taxes

     We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. In addition, our shareholders may also be subject to state or local taxation. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

                             SELLING SECURITYHOLDERS

     This prospectus relates to 2,694,270 common shares which may be sold by the selling securityholders named herein. These common shares may be offered from time to time by the selling securityholders. The following table provides the name of the selling securityholders and the number of common shares beneficially owned and offered hereby. The number of beneficially owned common shares provided in the following table includes the number of common shares that may be acquired by the selling securityholders upon redemption of the redeemable preferred units. Because the selling securityholders may offer all or some of the resale securities, we cannot estimate the amount of shares that the selling securityholders will hold after the offering is complete.

Name of Selling securityholders (1)   Number of Shares Beneficially    Percent of all outstanding        Number of Shares
                                      Owned                            common shares before offering     Offered Hereby
State Street, LLC (2)                 1,487,430 (2)                            3.0 %                        1,487,430
State Street I, LLC                     887,125                                1.8 %                          887,125

(1) The term "selling securityholders" also includes any person or entity that receives common shares covered by this prospectus as a result of (i) their pro rata distribution by an entity to its equity holders, (ii) a gift, or
     (iii) a pledge. Any selling securityholder who is not specifically named in the foregoing table will be named in a supplement to the prospectus if such a supplement is required by the rules and regulations of the SEC at the time that selling securityholder offers any resale securities.

(2) State Street, LLC also holds 319,715 non-preferred units of Cornerstone NC Operating Limited Partnership that will convert into preferred units no later than April 30, 2003. Upon conversion Cornerstone may issue up to 319,715 common shares upon redemption of those preferred units.

                              PLAN OF DISTRIBUTION

     This prospectus relates to 2,694,270 common shares which we may issue and which may be resold by the selling securityholders.

     The 2,694,270 common shares are offered for an equal number of redeemable preferred units in Cornerstone NC Operating Limited Partnership, which is a limited partnership through which we own several properties in North Carolina. The unitholders generally have the right to redeem the units for cash equal to the market value of an equal number of our common shares. At the time the units are redeemed, we have an option to purchase the units for an equal number of our common shares or the cash value of the shares.

       We are registering the common shares covered by this prospectus on behalf of the selling securityholders. We will pay all costs, expenses and fees (estimated to be $25,000) in connection with the registration of the resale. The selling securityholders will pay any and all brokerage commissions and similar selling expenses attributable to the sale of the common shares. Sales of the common shares may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the common shares, through short sales of the common shares, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling securityholders have not advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, or that there is an underwriter or coordinating broker acting in connection with the proposed sale of common shares covered by this prospectus. As used in this section of the prospectus, "selling securityholders" includes donees and pledgees selling common shares received from a named selling securityholder after the date of this prospectus.

       The selling securityholders may effect sales of the common shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the common shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

       The selling securityholders and any broker-dealers that act in connection with the sale of the common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares against certain liabilities, including liabilities arising under the Securities Act.

       Because the selling securityholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

       The selling securityholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.

                                     EXPERTS

       Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2001, and the related financial statement schedule included therein, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

       McGuireWoods LLP has acted as counsel to Cornerstone in connection with the preparation of the registration statement with respect to various legal and tax matters.

       No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made by this prospectus, and, if given or made, any other information or representations must not be relied upon. This prospectus does not constitute an offer in any state in which an offer may not legally be made. The deliver of this prospectus at any time does not imply that information contained in this prospectus has not changed as of any time after its date.

                                TABLE OF CONTENTS

                                                                    Page

The Company .......................................................   3

Risk Factors ......................................................   3

Description of Our Capital Stock ..................................   6

Redemption of Redeemable Preferred Units ..........................  12

Federal Income Tax Considerations .................................  19

Selling Securityholders ...........................................  33

Plan of Distribution ..............................................  33

Experts ...........................................................  35

Legal Matters .....................................................  35

                      CORNERSTONE REALTY INCOME TRUST, INC.






                                   PROSPECTUS






                               _____________, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimates of the various expenses to be paid by Cornerstone Realty Income Trust, Inc. in connection with the registration of the offering of the resale securities (all amounts except for the registration fee are estimated).

Securities and Exchange Commission Registration Fee ...........       $ 2,022
Fees and Expenses of Counsel ..................................       $15,000
Miscellaneous .................................................       $ 7,978
                                                                      -------

TOTAL .........................................................       $25,000


ITEM 15. - INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Cornerstone's articles of incorporation limit the liability of our directors and officers to the maximum extent permitted by Virginia law. The Virginia Stock Corporation Act permits the elimination of the liability of our directors and officers to us and our shareholders for monetary damages for negligent acts or omissions in their capacity as directors and officers. The act does not permit the elimination of limitation of liability for our directors and officers resulting from such person's willful misconduct or knowing violation of the criminal law of any federal or state securities law, including any claim or unlawful insider trading or manipulation of the market for any security. Generally, claimants must look solely to Cornerstone's property for satisfaction of claims arising in connection with the affairs of Cornerstone.

     The Articles of Incorporation provide that Cornerstone shall indemnify any present or former director or officer against any expense or liability in an action brought against such person if the directors (excluding the indemnified party) determine in good faith that the director or officer was acting in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of Cornerstone or its shareholders, and that the liability was not the result of misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and associated costs, including attorneys' fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the common shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Cornerstone pursuant to the foregoing provisions, Cornerstone has been informed that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 16. - EXHIBITS

Exhibit No.              Description

3.1 Amended and Restated Articles of Incorporation of Cornerstone, as amended (Incorporated herein by reference to Exhibit 3.1 included in Cornerstone's Reports on Form 8-K dated May 12, 1998 and July 23, 1999; File No. 1-12875).

3.2 Bylaws of Cornerstone (Amended Through July 15, 1999) (Incorporated herein by reference to Exhibit 3.3 included in Cornerstone's Report on Form 8-K dated July 23, 1999; File No. 1-12875).

5 Opinion of McGuireWoods LLP re legality (Filed herewith)

8 Opinion of McGuireWoods LLP re tax matters (Filed herewith)

23.1                     Consent of McGuireWoods LLP (included as part of
                         Exhibits 5 and 8)

23.2                     Consent of Ernst & Young LLP (Filed herewith)

24.1 Power of Attorney of Glenn W. Bunting, Jr. (Filed herewith)

24.2                     Power of Attorney of Kent W. Colton (Filed herewith)

24.3                     Power of Attorney of Leslie A. Grandis (Filed herewith)

24.4                     Power of Attorney of Glade M. Knight (Filed herewith)

24.5                     Power of Attorney of Penelope W. Kyle (Filed herewith)

24.6 Power of Attorney of Stanley J. Olander, Jr. (Filed herewith)

24.7 Power of Attorney of Harry S. Taubenfeld (Filed herewith)

24.8                     Power of Attorney of Martin Zuckerbrod (Filed herewith)


ITEM 17. - UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that the undertakings set forth in paragraphs (a)(1) (i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on September 30, 2002.

                              CORNERSTONE REALTY INCOME TRUST, INC.

                              By:  /s/ Stanley J. Olander, Jr.
                                   ---------------------------
                                   Stanley J.  Olander, Jr.
                                   Director, President of Capital Markets/Joint
                                   Ventures Chief, Financial Officer and
                                   Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

          Name:                               Title                           Date
          -----                               -----                           ----
/s/ Glade M. Knight*          Chairman of the Board of Directors,      September 30, 2002
-------------------           Chief Executive Officer and President
Glade M. Knight

/s/ Stanley J. Olander, Jr.   Director, President of Capital           September 30, 2002
---------------------------   Markets/Joint Ventures, Chief
Stanley J. Olander, Jr.       Financial Officer and Executive Vice
                              President

/s/ Harry S. Taubenfeld*      Director                                 September 30, 2002
-----------------------
Harry S. Taubenfeld

/s/ Martin Zuckerbrod*        Director                                 September 30, 2002
---------------------
Martin Zuckerbrod

/s/ Glenn W. Bunting, Jr.*    Director                                 September 30, 2002
-------------------------
Glenn W. Bunting, Jr.

/s/ Penelope W. Kyle*         Director                                 September 30, 2002
--------------------
Penelope W. Kyle

/s/ Kent W. Colton*           Director                                 September 30, 2002
------------------
Kent W. Colton

/s/ Leslie A. Grandis*        Director                                 September 30, 2002
---------------------
Leslie A. Grandis


*By:  /s/ Stanley J. Olander, Jr.
      ---------------------------
      Stanley J. Olander, Jr.
      (Attorney-In-Fact)